Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:

John Baldissera

BPC Financial Marketing

800-368-1217

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

November 6, 2013

LAKES ENTERTAINMENT ANNOUNCES

RESULTS FOR THIRD QUARTER 2013

MINNEAPOLIS – November 6, 2013 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and nine months ended September 29, 2013.

Third Quarter Results

Net earnings for the third quarter of 2013 were $19.6 million, compared to a net loss of $1.0 million for the third quarter of 2012. Earnings from operations were $18.8 million for the third quarter of 2013 compared to a loss from operations of $2.5 million for the third quarter of 2012. Basic and diluted earnings per share were $0.74 and $0.73, respectively, for the third quarter of 2013 compared to basic and diluted losses of $0.04 per share for the third quarter of 2012.

Lakes Entertainment reported third quarter 2013 net revenues of $15.5 million, compared to prior-year third quarter net revenues of $3.6 million. Included in these amounts were net revenues of $14.1 million and $1.7 million for the third quarters of 2013 and 2012, respectively, related to the operation of the Rocky Gap Casino Resort near Cumberland, Maryland (“Rocky Gap”), which Lakes acquired on August 3, 2012 and which commenced gaming operations on May 22, 2013. Also included in net revenues were $1.4 million in management fees earned during the third quarter of 2013 compared to $1.9 million earned during the third quarter of 2012 related to the Red Hawk Casino, owned by the Shingle Springs Band of Miwok Indians (the “Tribe”), near Sacramento, California. The decrease in management fees earned during the third quarter of 2013 compared to the third quarter of 2012 was due to the August 29, 2013, termination of the management agreement between Lakes and the Tribe for the management of the Red Hawk Casino which resulted in only two months of management fees in the current year third quarter.

As previously announced, on July 17, 2013, Lakes entered into a debt termination agreement (the “Debt Termination Agreement”) with the Tribe relating to amounts Lakes had previously advanced to the Tribe under the development and management agreement for the Red Hawk Casino between Lakes and the Tribe (the “Shingle Springs Notes”). The Debt Termination Agreement required certain conditions to be met, including a lump sum payment by the Shingle Springs Tribe to Lakes of $57.1 million (the “Debt Payment”). The Debt Payment was made on August 29, 2013 (the “Payment Date”) and constituted full and final payment of all debt owed to Lakes as of that date. As a result of the receipt of the Debt Payment, during the third quarter of 2013, Lakes recognized approximately $17.4 million in recovery of impairment charges because the Shingle Springs Notes were valued at $39.7 million as of the Payment Date. The management agreement under which Lakes was managing the Red Hawk Casino also terminated on the Payment Date.

During the third quarter of 2013, Lakes also recognized a gain of $3.8 million on extinguishment of liabilities associated with contract acquisition costs related to the project with the Shingle Springs Tribe that were no longer owed upon the termination of the management agreement between Lakes and the Shingle Springs Tribe.

As of the Payment Date, $2.4 million of intangible assets related to the development and management agreement with the Shingle Springs Tribe were considered fully impaired and were written down to zero resulting in Lakes recognizing an impairment charge of $2.4 million during the third quarter of 2013.

During the third quarter of 2013, property operating expenses for Rocky Gap, which primarily related to gaming operations, rooms, food and beverage and golf, were $8.2 million. During the third quarter of 2012, property operating expenses for Rocky Gap, which primarily related to rooms, food and beverage and golf were $0.8 million. The increase in property operating expenses resulted primarily from the inclusion of gaming-related expenses in the current year quarter. Gaming commenced in May 2013, therefore, there were no such expenses in the prior year third quarter. In addition, because Rocky Gap was acquired on August 3, 2012, the prior year third quarter included only a partial quarter of operating expenses.

For the third quarter of 2013, selling, general and administrative expenses were $5.4 million compared to $2.8 million for the third quarter of 2012. Included in these amounts were Lakes corporate selling, general and administrative expenses of $1.3 million and $2.0 million during the third quarters of 2013 and 2012, respectively. The decrease in Lakes corporate selling, general and administrative expenses was due primarily to a decrease in professional fees as well as decreases in payroll and related expenses and travel expenses. Rocky Gap selling, general and administrative expenses were $4.1 million and $0.8 million during the third quarters of 2013 and 2012, respectively. The increase in Rocky Gap selling, general and administrative expenses was due primarily to increases in professional fees, marketing and advertising expenses, and payroll and related expenses related to the addition of gaming during May 2013.

Lakes recognized impairments and other losses of $3.4 million during the three months ended September 29, 2013 compared to $2.0 million during the three months ended September 30, 2012. Included in the current year impairments were $2.4 million related to the intangible assets associated with the development and management agreement with the Shingle Springs Tribe. In addition, receivables of approximately $1.0 million from related parties, that are directly related to the development and opening of Lakes’ Indian casino projects, were determined to be uncollectible and were impaired during the three months ended September 29, 2013. The prior period impairments and other losses included $1.3 million related to the write-down of land held for sale near Vicksburg, Mississippi to its agreed upon sale price as well as $0.7 million related to costs associated with development plans for Rocky Gap which were subsequently revised.

Depreciation and amortization was $0.8 million for the three months ended September 29, 2013 compared to $0.2 million for the three months ended September 30, 2012. The increase related to depreciation on Rocky Gap fixed assets.

The Company has existing net operating loss carry forwards of approximately $57.0 million related to prior years, that are available to offset future taxable income. In addition, during 2013, as a result of the Debt Termination Agreement and the discount in the amount received on the Shingle Springs Notes compared to their face value, the Company expects a tax deduction of approximately $13.0 million.

There was no income tax provision for the third quarter of 2013 because the Company released valuation allowance against deferred tax assets relating to taxable losses available to offset current income. The $0.1 million income tax benefit for the third quarter of 2012 related primarily to current income tax benefit.

Nine Month Results

Net earnings for the nine months ended September 29, 2013 were $19.5 million, compared to net earnings of $1.2 million for the nine months ended September 30, 2012. Earnings from operations were $15.6 million for the nine months ended September 29, 2013 compared to losses of $5.2 million for the nine months ended September 30, 2012. Basic and diluted earnings per share were $0.74 and $0.73, respectively for the nine months ended September 29, 2013 compared to basic and diluted earnings of $0.05 per share for the nine months ended September 30, 2012.

Lakes Entertainment reported net revenues of $27.3 million for the first nine months of 2013, compared to net revenues of $8.1 million for the prior year period. Included in these amounts were net revenues of $19.5 million and $1.7 million for the nine months ended September 29, 2013 and September 30, 2012, respectively, related to the operation of Rocky Gap. Also contributing to the increase in net revenues was an additional $1.4 million in management fees earned during the first nine months of 2013 compared to the prior year period related to the Red Hawk Casino.

During the first nine months of 2013, property operating expenses for Rocky Gap which primarily related to gaming operations, rooms, food and beverage and golf were $12.2 million. During the first nine months of 2012, property operating expenses for Rocky Gap, which primarily related to rooms, food and beverage and golf were $0.8 million. The increase in property operating expenses resulted primarily from the inclusion of gaming-related expenses in the current year period. Gaming commenced in May 2013, therefore, there were no such expenses in the prior year period. In addition, because Rocky Gap was acquired on August 3, 2012, the prior year period included operating expenses beginning on the date of acquisition.

For the nine months ended September 29, 2013, selling, general and administrative expenses were $13.8 million compared to $7.1 million for the nine months ended September 30, 2012. Included in these amounts were Lakes corporate selling, general and administrative expenses of $5.3 million and $5.9 million, for the first nine months of 2013 and 2012, respectively. The decrease in Lakes corporate selling, general and administrative expenses was due primarily to a decrease in payroll and related expenses and travel expenses. Rocky Gap selling, general and administrative expenses were $8.5 million and $1.2 million during the first nine months of 2013 and 2012, respectively. The increase in Rocky Gap selling, general and administrative expenses was due primarily to increases in professional fees, marketing and advertising expenses, and payroll and related expenses related to the addition of gaming during May 2013.

As a result of the receipt of the Debt Payment, during the third quarter of 2013, Lakes recognized approximately $17.4 million in recovery of impairment charges because the Shingle Springs Notes had previously been impaired and were valued at $39.7 million as of the Payment Date.

During the nine months ended September 29, 2013, Lakes also recognized a gain of $3.8 million on extinguishment of liabilities associated with contract acquisition costs related to the project with the Tribe that were no longer owed upon the termination of the management agreement between Lakes and the Tribe.

Lakes recognized impairments and other losses of $3.4 million during the nine months ended September 29, 2013 compared to $4.3 million during the nine months ended September 30, 2012. Included in the current year impairments were $2.4 million related to the intangible assets associated with the development and management agreement with the Shingle Springs Tribe, which were considered fully impaired upon the termination of the management agreement on August 29, 2013 and were written down to zero. In addition, receivables of approximately $1.0 million from related parties, that are directly related to the development and opening of Lakes’ Indian casino projects, were determined to be uncollectible and were impaired during the nine months ended September 29, 2013. The prior period impairments and other losses included $1.8 million due to the termination of Lakes’ agreement with the Jamul Indian Village for a project near San Diego, California and $1.3 million related to the write-down of land held for sale near Vicksburg, Mississippi to its agreed upon sale price as well as $1.2 million related to costs associated with development plans for Rocky Gap which were subsequently revised.

During the nine months ended September 29, 2013, Lakes recognized preopening expenses of $1.2 million related to the Rocky Gap project. There were no preopening expenses during the prior year period.

Depreciation and amortization was $1.5 million for the nine months ended September 29, 2013 compared to $0.3 million for the nine months ended September 30, 2012. The increase related to depreciation on Rocky Gap fixed assets.

There was no income tax provision for the nine months ended September 29, 2013 because the Company released valuation allowance against deferred tax assets relating to taxable losses available to offset current income. The $2.2 million income tax benefit for the prior year period was primarily due to the Company’s ability to carry back its estimated 2012 taxable loss to a prior year and receive a refund of taxes previously paid.

Tim Cope, President and Chief Financial Officer of Lakes stated, "We are pleased that during the third quarter, our Rocky Gap Casino Resort near Cumberland, Maryland, met our expectations for both gross casino revenues of $10.4 million and other gross operating revenues of $4.2 million and while this casino space is still newly opened we are encouraged by its recent results. Construction of a new event center at Rocky Gap has stayed on track and will be available for use beginning next week. The new event center will be able to accommodate large groups and will feature multiple flexible use meeting rooms. We look forward to expanding our business with this new amenity. The gaming facility features 558 video lottery terminals, 10 table games, three poker tables, a casino bar and a new lobby food and beverage outlet. The AAA Four Diamond Award® winning property also includes a hotel, restaurants, spa, and the only Jack Nicklaus signature golf course in Maryland.”

Further commenting, Lyle Berman, Chief Executive Officer of Lakes stated, “During the third quarter, we received a cash payment of $57.1 million per the terms of our debt termination agreement with the Shingle Springs Tribe. Our management agreement for the Red Hawk Casino also terminated during the third quarter. With the receipt of the $57.1 million, we now have approximately $90 million in available funds on our balance sheet which allows us flexibility as we consider new investments in order to increase shareholder value.” Mr. Berman continued, “In addition, we continue to maintain a 10% ownership interest in Rock Ohio Ventures, LLC’s 80% ownership in the open and operating Horseshoe Casino Cleveland, the Horseshoe Casino Cincinnati, and the Thistledown Racino in North Randall, Ohio. We also effectively own 5% of the company that now owns the Dania Jai Alai fronton in Dania Beach, Florida. That company has a Florida gaming license and is in the development phase of expanding the existing property into a full scale casino operation.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland. Lakes also has an investment in Rock Ohio Ventures, LLC’s casino and racino developments in Ohio, and an investment in Dania Entertainment Center, LLC’s Dania Jai Alai fronton in Dania Beach, Florida.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; Lakes operates in a highly competitive industry; possible changes in regulations; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management; and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	September 29, 2013	December 30, 2012
Assets
Current assets:
Cash and cash equivalents	$41,932	$32,480
Short-term investments	48,951	-
Income taxes receivable	2,166	2,161
Prepaid expenses	1,097	186
Other	1,096	1,069
Total current assets	95,242	35,896
Property and equipment, net	29,932	13,279
Long-term assets related to Indian casino projects:
Notes and interest receivable, net of current portion and allowance	-	38,247
Intangible assets	-	3,127
Management fees receivable and other	-	4,786
Total long-term assets related to Indian casino projects	-	46,160
Other assets:
Investment in unconsolidated investee	20,997	20,161
License fee	2,050	2,100
Land held for development	1,130	1,130
Other	931	996
Total other assets	25,108	24,387
Total assets	$150,282	$119,722

Liabilities and shareholders' equity
Current liabilities:
Current portion of contract acquisition costs payable, net	$-	$1,265
Current portion of long-term debt	794	-
Other	4,379	2,978
Total current liabilities	5,173	4,243
Long-term debt, net	12,909	-
Long-term contract acquisition costs payable, net	-	3,302
Total long-term liabilities	12,909	3,302
Total liabilities	18,082	7,545
Total shareholders' equity	132,200	112,177
Total liabilities and shareholders' equity	$150,282	$119,722

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Nine months ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Revenues:
Management fees	$1,384	$1,885	$7,762	$6,331
Gaming	10,445	-	13,633	-
Room	1,849	763	2,728	763
Food and beverage	1,665	618	2,566	618
Other operating	647	358	1,154	358
License fees and other	26	15	66	51
Gross revenues	16,016	3,639	27,909	8,121
Less promotional allowances	524	-	564	-
Net revenues	15,492	3,639	27,345	8,121

Costs and expenses:
Gaming	6,037	-	8,055	-
Room	255	146	580	146
Food and beverage	1,393	471	2,455	471
Other operating	483	216	1,116	216
Selling, general and administrative	5,398	2,846	13,782	7,054
Recovery of impairment on notes receivable	(17,382)	-	(17,382)	-
Gain on extinguishment of liabilities	(3,752)	-	(3,752)	-
Impairments and other losses	3,356	1,986	3,356	4,314
Preopening expenses	-	-	1,163	-
Amortization of intangible assets related to Indian casino projects	187	264	716	792
Loss on disposal of property and equipment	-	-	143	-
Depreciation and amortization	759	229	1,476	335
Total costs and expenses	(3,266)	6,158	11,708	13,328

Earnings (loss) from operations	18,758	(2,519)	15,637	(5,207)

Other income (expense):
Interest income	1,276	1,614	4,770	4,775
Interest expense	(450)	(228)	(922)	(722)
Other	15	55	25	113
Total other income, net	841	1,441	3,873	4,166

Earnings (loss) before income taxes	19,599	(1,078)	19,510	(1,041)
Income tax benefit	-	(87)	-	(2,229)
Net earnings (loss) including noncontrolling interest	19,599	(991)	19,510	1,188
Net loss attributable to noncontrolling interest	-	-	-	61

Net earnings (loss) attributable to Lakes Entertainment, Inc.	$19,599	$(991)	$19,510	$1,249

Other comprehensive loss	(9)	-	(9)	-

Comprehensive earnings (loss)	$19,590	$(991)	$19,501	$1,249

Weighted-average common shares outstanding
Basic	26,464	26,441	26,449	26,438
Diluted	26,832	26,441	26,670	26,438
Earnings (loss) per share
Basic	$0.74	$(0.04)	$0.74	$0.05
Diluted	$0.73	$(0.04)	$0.73	$0.05